Exhibit 10.31

Property Lease Agreement

Leasor (Party A): Peizhi Cai

Tenant (Party B): Keyan Yan

According to the Contract Law of People’s Republic of China and related laws and regulations, with respect to the property to be leased by Party A to Party B, for the purpose of identifying the rights and obligations of both Parties, the Parties enter into this Property Lease Agreement (the “Agreement”) on a fair and voluntary basis upon unanimous negotiation.

I.	The Property to be leased (the “Property”) by Party A is in accordance with the regulation adopted by the People’s Republic of China.

II.	Location and Dimensions

	1.	The Property is located behind the playfield of Yupu Primary School, Yupu Village, Shishi City, Fujian Province.

	2.	The size of the Property is 5,950 square meters.

III.	Term and Usage

	1.	The term of this lease is collective 36 months, namely from February 1, 2009 to January 30, 2012, a three-year period.

	2.	Party B guarantees to Party A that this Property will be used as facility for production of apparels and also as dormitory.

3.

Upon the expiration of this lease, Party A is entitled to reclaim this Property, and Party B shall duly deliver such Property to Party A. If Party B intends to renew the term of the lease, Party B shall notify Party A in written form 2 months prior to the expiration of such lease, and another new agreement shall be executed upon the consent of Party A for the renew.

IV.	Rent and Payment

The rent of this Property for a three-year term is RMB1,200,000, which will be paid in three installments:

	1.	Upon the execution of this Agreement, the first installment, RMB400,000, shall be paid simultaneously.

	2.	The second installment, RMB400,000, shall be paid prior to January 1, 2010.

	3.	The third installment, RMB400,000, shall be paid prior to January 1, 2011.

V.	Expense and Tax During the Term of Lease

	1.	Any tax and expense, property tax, utility fee, sanitation fee, and fire control and anti-burglar measures arising out during the term of lease shall be fully assumed by Party B.

2.

Party B shall reasonably utilize the Property and ancillary facilities. If any damage or destruction arising out from the inappropriate use, Party B shall immediately assume the maintenance and repair or economic compensation.

3.	Party A shall keep the entrance of this Property easily accessible.

4.	Without the consent of Party A, Party B shall not release or borrow for free such Property to any third party.

VI.

If the Parties terminate this agreement in advance, the Party who claims to the termination shall indemnify the counterparty a economic compensation as much as RMB100,000 (except for the Force Majeure, such as war, catastrophe, epidemics).

VII.	This Agreement has two counterparts in the same validity ,each of which held by one Party, respectively. And this Agreement will come into effect once executed by the Parties.

Party A: Peizhi Cai	Party B: Keyan Yan

Tel: 13805981692	Tel: 13905081202

Date: January 5, 2009	Date: January 17, 2009